Exhibit 99.1

Polypore International, Inc.
The Gibson Building
11430 N. Community House Rd, Suite 350
Charlotte, NC 28277
www.polypore.net

Celgard Files Patent Infringement Lawsuit against LG Chem, Ltd.

CHARLOTTE, N.C., January 30, 2014 — Celgard, LLC (“Celgard”), a subsidiary of Polypore International, Inc. (NYSE:  PPO), announced today that it has filed a complaint in the U.S. District Court of the Western District of North Carolina against LG Chem, Ltd. and LG Chem America, Inc. (collectively “LG”).

The complaint alleges that LG has infringed Celgard’s United States Patent No. 6,432,586 issued for an invention entitled “Separator for a High Energy Rechargeable Lithium Battery.” The patent in the lawsuit covers ceramic composite layer lithium-ion battery separators first developed by Celgard for high-energy rechargeable lithium-ion batteries. This lawsuit has been filed following a lengthy period of unsuccessful discussions with LG regarding various business terms of its relationship with Celgard, including infringement of Celgard’s patent. Celgard is represented by the law firm Kilpatrick Townsend & Stockton, LLP.

“Celgard has a long history of innovation in lithium-ion battery separators and is a proven world leader in this technology. We value long-term customer relationships, and we are interested in partnerships that reflect the value of our products in applications such as electric drive vehicles (“EDVs”), where exceptional safety and performance characteristics are critical,” said Robert B. Toth, President and Chief Executive Officer of Polypore. “We supported LG for years under a formalized memorandum of understanding that was intended to result in a long-term supply agreement, investing substantial capital at their request and developing and qualifying high quality products with unique attributes.  Unfortunately, after a long period of support and discussions, LG’s recent approach and demands were simply unacceptable.

“Legal action is not a decision we take lightly. However, LG’s recent approach in both consumer electronics and EDV applications leaves us with no choice,” added Toth.  “While LG has not confirmed this in writing to us as we requested, representatives of LG have verbally stated that they are attempting to qualify alternate sources of supply to Celgard separator—an action we believe constitutes further infringement of our coating patents. We are taking this action on behalf of our company and our shareholders to safeguard our assets, and we will continue to take appropriate steps to protect our intellectual property.”

During the fourth quarter of 2013, Polypore recorded no revenues from LG and expects to report fourth quarter sales for the Electronics and EDVs segment to be in the low- to mid-$30 million range.

Polypore expects to announce its fourth quarter and full year 2013 financial results on February 24, 2014 after market close and will take questions regarding current business matters at that time.

About Polypore International, Inc.

Polypore International, Inc. is a global high technology filtration company specializing in microporous membranes. Polypore’s flat sheet and hollow fiber membranes are used in specialized applications that require the removal or separation of various materials from liquids, primarily in the ultrafiltration and microfiltration markets. Based in Charlotte, NC, Polypore International, Inc. is a market leader with manufacturing facilities or sales offices in nine countries serving six continents. See www.polypore.net.

Forward-Looking Statements

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit agreement; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States, including compliance with applicable anti-corruption laws; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; lithium market demand not materializing as anticipated; the absence of expected returns from the intangible assets we have recorded; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACTS:
Polypore International, Inc.

Investor Relations

Paul Clegg
(704) 587-8886
investorrelations@polypore.net

###